Exhibit 5.6

DINSMORE & SHOHL LLP 801 Pennsylvania Avenue NW # 610 Washington, D.C. 20004 www.dinsmore.com

September 25, 2024

Berry Global, Inc.

101 Oakley Street

Evansville, Indiana 47710

Re:	Registration Statement on Form S-4 September 25, 2024

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Pennsylvania (the “Commonwealth”) to RPC BRAMLAGE, INC., a Pennsylvania corporation (“RPC”), and F&S TOOL, INC., a Pennsylvania corporation (“F&S”), both subsidiaries of Berry Global, Inc., a Delaware corporation (the “Issuer”), and wholly owned subsidiaries of Berry Global Group, Inc., a Delaware corporation (“Holdings”), in connection with the Registration Statement on Form S-4 which was filed September 25, 2024 (the “Registration Statement”) by the Issuer, Holdings and the subsidiary guarantors listed on the Table of Additional Registrant Guarantors thereto, including RPC and F&S (together with Holdings, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Issuer (the “Exchange Offer”) (i) to exchange an aggregate principal amount of up to $800,000,000 of its new 5.650% First Priority Senior Secured Notes due 2034 (the “January Exchange Notes”) for an equal amount of its outstanding unregistered 5.650% First Priority Senior Secured Notes due 2034 (the “January Outstanding Notes”), issued and outstanding under that certain Indenture, dated as of January 17, 2024, as supplemented (the “January Indenture”), among the Issuer, the Guarantors, and U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”) and collateral agent; and (ii) to exchange an aggregate principal amount of up to $800,000,000 of its new 5.800% First Priority Senior Secured Notes due 2031 (the “May Exchange Notes” and together with the January Exchange Notes, the “Exchange Notes”), for an equal amount of its outstanding unregistered 5.800% First Priority Senior Secured Notes due 2031 (the “May Outstanding Notes” and together with the January Outstanding Notes, the “Outstanding Notes”), issued and outstanding under that certain Indenture, dated as of May 28, 2024, as supplemented (the “May Indenture” and together with the January Indenture, the “Indentures”), among the Issuer, the Guarantors, and the Trustee. Payment of the Exchange Notes is to be guaranteed by each of the Guarantors pursuant to a guarantee (collectively, the “Guarantee”) contained in the Indentures. Terms used and not defined herein and defined in the Indentures are used herein as defined therein.

In rendering the opinions expressed below, we have examined the following (collectively, the “Subject Documents”):

1.	the Indentures;

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2.	the Registration Statement and the related form of prospectus included therein (including all exhibits thereto), in the form in which it was transmitted to the Commission under the Act;

3.	executed copies of the Outstanding Notes; and

4.	the form of the Exchange Notes.

We have reviewed the Subject Documents and such other RPC and F&S records, instruments, documents and agreements we have deemed necessary or appropriate as a basis for us to be able to render the opinions hereinafter set forth.

In addition, we have examined such records of RPC and F&S and such documents and records, and such matters of law, as we have deemed appropriate as a basis for such opinions hereinafter expressed.

This opinion letter and the opinions provided herein are given in accordance with customary opinion practice and, except as otherwise set forth as to any particular opinion, on the basis of the laws, rules, and regulations of the Commonwealth of Pennsylvania that a Pennsylvania lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to RPC, F&S, the Indentures, and the transactions contemplated thereby.

We have not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information, whether written or oral, that may have been made by or on behalf of the parties to the Subject Documents or otherwise (but have no actual knowledge of the inaccuracy or incompleteness of any of the same), and we assume, in giving this opinion, that none of such information, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading. When we use the words “knowledge” or “our knowledge” and similar language herein, the relevant knowledge is limited to the actual knowledge (without any inquiry or investigation except as expressly set forth in this opinion) of the lawyers within our firm who have worked on the transaction described in the Subject Documents on behalf of RPC and F&S.

Subject to the foregoing assumptions and qualifications, we are of the opinion that:

1.            RPC (a) is a corporation validly existing and in good standing under the laws of Commonwealth of Pennsylvania and (b) has the necessary corporate power to guarantee the Exchange Notes pursuant to the terms of the Indentures.

2.            F&S (a) is a corporation validly existing and in good standing under the laws of Commonwealth of Pennsylvania and (b) has the necessary corporate power to guarantee the Exchange Notes pursuant to the terms of the Indentures.

3.            RPC’s guarantee of the Exchange Notes pursuant to the terms of the Indentures has been duly authorized by all necessary corporate action, and RPC has duly authorized the issuance of the Guarantee of the Exchange Notes.

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4.            F&S’s guarantee of the Exchange Notes pursuant to the terms of the Indentures has been duly authorized by all necessary corporate action, and F&S has duly authorized the issuance of the Guarantee of the Exchange Notes.

5.            The Indentures have been duly executed and delivered by RPC and F&S.

For purposes of this opinion, we are admitted to practice only in the Commonwealth. We express no opinion as to matters under or involving the laws of any jurisdiction other than the laws of the United States of America and the Commonwealth (but expressly excluding any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the Commonwealth). We shall have no continuing obligations to inform you of changes in law or fact subsequent to the date hereof or of facts of which we become aware after the date hereof. This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ DINSMORE & SHOHL LLP